UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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KNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 28, 2007

To our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of Knology, Inc., which will be held at 1235 O.G. Skinner Drive, West Point, GA 31833, on May 2, 2007, at 2:00 p.m. EDT.

The principal business of the meeting will be to:

•	elect one Class I director to serve until Knology’s 2009 annual meeting of stockholders and two Class II directors to serve until Knology’s 2010 annual meeting of stockholders;

•	ratify the appointment of BDO Seidman, LLP as Knology’s independent registered accounting firm for the fiscal year ending December 31, 2007; and

•	transact such other business as may properly come before the meeting.

Following the meeting, we also will review the results of the past year.

The proxy statement provides detailed information about us and the proposals to be voted upon by our stockholders. Please give this information your careful attention.

Your vote is very important, regardless of the number of shares you own. To vote your shares, you may attend the meeting and vote in person, or you may submit your proxy by telephone, by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided.

Sincerely,

Rodger L. Johnson

Chief Executive Officer

NOTICE OF THE 2007

ANNUAL MEETING OF STOCKHOLDERS

The 2007 Annual Meeting of Stockholders of Knology, Inc. will be held at 1235 O.G. Skinner Drive, West Point, GA 31833, on May 2, 2007, at 2:00 p.m. EDT for the following purposes:

(1)	to elect one Class I director to serve until Knology’s 2009 annual meeting of stockholders and two Class II directors to serve until Knology’s 2010 annual meeting of stockholders;

(2)	to ratify the appointment of BDO Seidman, LLP as Knology’s independent registered accounting firm for the fiscal year ending December 31, 2007; and

(3)	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 7, 2007 are entitled to notice of and to vote at the annual meeting.

Whether or not you plan to attend the meeting, we urge you to vote your shares by telephone, by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided.

By Order of the Board of Directors

Chad S. Wachter

Secretary

March 28, 2007

PROXY STATEMENT

ANNUAL MEETING—MAY 2, 2007

This proxy statement is being furnished to the stockholders of Knology, Inc. in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders on May 2, 2007, and at any reconvened meeting following any adjournment thereof. This proxy statement and the accompanying proxy card are first being mailed on or about March 28, 2007 to stockholders of record at the close of business on March 7, 2007.

Our principal executive offices are located at 1241 O.G. Skinner Drive, West Point, Georgia 31833, and our telephone number at that address is (706) 645-3000. Our website is located at www.knology.com (the contents of the website are not part of this proxy statement).

INFORMATION ABOUT THE ANNUAL MEETING

Information About this Proxy Statement

We have sent you these proxy materials because our board of directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement contains information that we are required to provide to you under the rules of the Securities and Exchange Commission and is designed to assist you in voting your shares. If you own shares of our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials. To assist us in saving money and to provide you with better stockholder services, we encourage you to have all your accounts registered in the same name and address. You may do this by contacting our transfer agent, American Stock Transfer & Trust Company, at 1525 West W.T. Harris Boulevard, 3C3, Charlotte, NC 28262, Attention: Topaze Miller, or by phone at (704) 590-7392.

Householding of Annual Meeting Materials

The Securities and Exchange Commission rules permit us, with your permission, to send a single set of proxy statements and annual reports to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the affected shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, you can request a separate copy of the proxy statement or annual report by calling us toll-free at 1-877-202-1213 or by writing to us at any time at the following address: 1241 O.G. Skinner Drive, West Point, Georgia 31833.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in Knology, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and wish to receive only a single copy or if you wish to revoke your decision to household and thereby receive multiple statements and reports. These options are available to you at any time.

Information About Voting

Our annual meeting will be held at 1235 O.G. Skinner Drive, West Point, GA 31833, on May 2, 2007, at 2:00 p.m. EDT. Stockholders can vote in person at the annual meeting or by proxy. To vote by proxy, please sign, date and mail the enclosed proxy card using the envelope provided or vote by telephone or by the Internet following the instructions on the proxy card. Votes submitted by telephone or by the Internet must be received by 11:59 p.m. on May 1, 2007.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If your shares are not registered in your own name and you plan to attend the annual meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy card and bring it to the annual meeting in order to vote.

If you vote by proxy, the individuals named on the card (your proxy holders) will vote your shares in the manner you indicate. If you sign and return the card without indicating your instructions, your shares will be voted FOR the election of the Class I and Class II directors and the appointment of the independent registered public accountants.

Revocation of Proxies

You may revoke or change your proxy at any time before it is exercised by sending a written revocation to our Secretary, Chad S. Wachter, at 1241 O.G. Skinner Drive, West Point, Georgia 31833, by providing a proxy dated later than the date of your previous proxy or by voting in person at the meeting. Your latest vote, whether by proxy or in person, will be the one that is counted.

Shares Outstanding

As of March 7, 2007, the record date for the annual meeting, there were 34,920,754 shares of common stock outstanding. The holders of common stock will have one vote for each share of common stock held as of the record date.

Quorum Requirement

A quorum is necessary to hold a valid meeting. Under Delaware law and our bylaws, the holders of a majority of the shares entitled to vote at the annual meeting, who are present in person or represented by proxy, constitute a quorum, even if some holders abstain from voting on some or all matters introduced at the meeting. Like abstentions, broker non-votes will be counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

Votes Necessary for Action to be Taken

The Class I and Class II nominees for election to the board of directors will be elected at the annual meeting by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. We do not permit cumulative voting in the election of directors. Abstentions and broker non-votes will have no effect on the vote on the election of directors.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions will have the effect of a vote against the ratification of the appointment of the independent registered public accounting firm. Broker non-votes will not be counted in determining the number of votes present and entitled to vote on this proposal, and therefore will not have an effect on the ratification of the appointment of the independent registered public accounting firm.

Other Matters

The board of directors does not know of any other matter that will be presented at the annual meeting other than the election directors and the ratification of the appointment of the independent registered public accountants. Under our bylaws, generally no business besides the proposals discussed in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the annual meeting, your proxy holders will act on such matter in their discretion.

Solicitation of Proxies

Some of our directors and officers, who will receive no additional compensation, may solicit proxies in person, and by telephone, telegraph, telecopy, facsimile, or mail, from brokerage houses and other institutions, nominees, fiduciaries, and custodians, who will be required to forward the proxy materials to beneficial owners of our common stock. We will, upon request, reimburse such intermediaries for their reasonable expenses in forwarding proxy materials, but will not pay fees, commissions or other compensation.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified board of directors. The board of directors is divided into three classes. Each class has as equal a number of directors as possible. The directors in each class serve a three-year term.

You are being asked to elect one director to serve in Class I for a term to expire at our annual meeting of stockholders to be held in 2009 and two directors to serve in Class II for a term to expire at our annual meeting of stockholders to be held in 2010. Our nominating committee has nominated the following persons for reelection:

•	Mr. Alan A. Burgess—Class I

•	Mr. Donald W. Burton—Class II

•	Mr. William H. Scott, III—Class II

The board of directors has determined that each of the nominees is independent as defined in the rules of the Nasdaq Global Market (formerly the Nasdaq National Market). For biographical information on the nominees, please see “Information About Our Executive Officers, Directors and Nominees.”

The board of directors has no reason to believe that any of the nominees for director will not be available for election. However, if a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the board of directors, or the board of directors may reduce the number of directors to be elected at the annual meeting. The nominees have agreed to be named in this proxy statement and to serve if elected.

The board of directors recommends that you vote FOR the board nominees.

INFORMATION ABOUT OUR OFFICERS,

DIRECTORS AND NOMINEES

The following table sets forth information regarding our officers, directors and nominees for director. Our board of directors is divided among three classes, with members generally serving three-year terms expiring in the years indicated.

Name	Age	Position	Current Term Expires
Rodger L. Johnson	59	President, Chief Executive Officer and Director	2008
M. Todd Holt	39	Chief Financial Officer, Vice President of Finance and Administration, Treasurer and Corporate Controller
Felix L. Boccucci, Jr.	49	Vice President of Business Development
Allan H. Goodson	49	Vice President and Regional General Manager
Marcus R. Luke, PhD	52	Chief Technology Officer
Bret T. McCants	47	Vice President of Operations
Richard D. Perkins	48	Vice President of Information Technology
Michael B. Roddy	46	Vice President of Marketing
Andrew M. Sivell	47	Vice President of Network Operations
Brad M. Vanacore	52	Vice President of Human Resources
Chad S. Wachter	40	Vice President, General Counsel and Secretary
Campbell B. Lanier, III	56	Chairman of the Board	2008
Alan A. Burgess(1)	71	Director	2007
Donald W. Burton(2)	63	Director	2007
Eugene I. Davis(1)(3)	52	Director	2008
O. Gene Gabbard(1)(2)	66	Director	2009
William H. Scott, III(2)(3)	59	Director	2007

(1)	Member of the audit committee.
(2)	Member of the compensation and stock option committee.
(3)	Member of the nominating committee.

Provided below are biographies of each of the officers, directors, and nominees for director listed in the table above.

Rodger L. Johnson has served as President and as a director since April 1999, and as our Chief Executive Officer since June 1999. Prior to joining us, Mr. Johnson had served as President and Chief Executive Officer, as well as a Director, of Communications Central, Inc., a publicly traded provider of pay telephone services, since November 1995. Prior to joining Communications Central, Mr. Johnson served as the President and Chief Executive Officer of JKC Holdings, Inc., a consulting company providing advice to the information processing industry. In that capacity, Mr. Johnson also served as the Chief Operating Officer of CareCentric, Inc., a publicly traded medical software manufacturer. Before founding JKC Holdings, Inc., Mr. Johnson served for approximately eight years as the President and Chief Operating Officer and as the President and Chief Executive Officer of Firstwave Technologies, Inc., a publicly traded sales and marketing software provider. Mr. Johnson spent his early career from June 1971 to November 1984 with AT&T where he worked in numerous departments, including sales, marketing, engineering, operations and human resources. In his final job at AT&T, he directed the development of consumer market sales strategies for the northeastern United States, a territory encompassing 10.5 million customers at the time.

M. Todd Holt has served as our Chief Financial Officer since August 2005. Mr. Holt began his career with us in 1998 and served as our Corporate Controller from 1998 to July 2005. Mr. Holt is a member of the American Institute of Certified Public Accountants and previously practiced public accounting as an audit manager with Ernst & Young.

Felix L. Boccucci, Jr. has served as Vice President of Business Development since August 1997, and he served as the Chief Financial Officer, Treasurer and Secretary from November 1995 through August 1997. From October 1994 until December 1995, Mr. Boccucci served as Vice President Finance-Broadband of ITC Holding. Prior to such time, Mr. Boccucci worked for GTE Corporation, a telecommunications company, which merged with Contel Corporation in March 1991. From May 1993 to October 1994, he served as a Senior Financial Analyst for GTE. From 1991 to 1993, Mr. Boccucci served as Financial Director for GTE’s Central Area Telephone Operations. From 1987 to 1991, he was the Assistant Vice President Controller in charge of Contel’s Eastern Region Telephone Operations comprising 13 companies in 12 states.

Allan H. Goodson joined Knology in June 2000 and serves as Vice President of Regional Operations, where he is responsible for the Huntsville, Knoxville, Charleston and Augusta divisions, as well as Call Center operations. Prior to joining Knology, Mr. Goodson was the Executive Vice President and Chief Operating Officer of On Command Corp., an international telecommunications company specializing in commercial hotel in-room television entertainment and Internet products. During his twenty years in the telecommunications industry, Mr. Goodson also held positions with STC Cable Corporation and Telecommunications, Inc., or TCI.

Marcus R. Luke, Ph.D. has served as Chief Technology Officer since August 1997. Prior to this he served as our Vice President of Network Construction from November 1995 until August 1997, and Director of Engineering of Cybernet Holding, L.L.C. from May 1995 until November 1995. Prior to joining us, Dr. Luke served as Southeast Division Construction Manager for TCI from July 1993 to May 1995. From July 1987 to June 1993, he served as Area Technical Manager for TCI’s southeast area. Dr. Luke worked for Storer Communications Inc. from 1985 to 1987 as Vice President of Engineering. Prior to 1985, he spent 12 years in various engineering and management positions with Storer Communications Inc.

Bret T. McCants has served as our Vice President of Operations since December 2004 and served as Vice President of Network Services from April 1987 until December 2004. Mr. McCants served as Director of Operations and Energy Management for CSW Communications prior to joining the company. Mr. McCants has extensive experience in two-way customer controlled load management equipment and their facilitating networks. Mr. McCants has over twelve years of experience in operations, sales and marketing and engineering with the electric utility industry.

Richard D. Perkins has served as Vice President of Information Technology since January 2003. From December 2001 to January 2003, Mr. Perkins served as an independent consultant for our billing department focusing on the development and deployment of our enterprise management system. From March 2001 to November 2001, Mr. Perkins served as Director of Business Development for Clarus Corporation, a leading provider of Web-based B2B solutions. From November 1991 to March 2001, Mr. Perkins served in management with Perot Systems concentrating in the area of systems design and deployment, specializing in the manufacturing and telecommunications industries. Mr. Perkins’ career began with seven years of systems design and development in the retail industry.

Michael B. Roddy has served as Vice President of Marketing since 2004. Mr. Roddy has over 20 years of telecommunications and cable TV experience. From 2001 to 2003, Mr. Roddy was Senior Vice President Corporate Development for GLA New Ventures, a telecommunications-industry software sales and management consulting firm, and successor-company of Brooks Fiber Properties. Mr. Roddy worked extensively on the Verizon Media Ventures acquisition with Knology. From 1999 to 2001, Mr. Roddy was the President, Chief Operations Officer, and co-founder of Everest Connections, a broadband service provider offering bundled voice, video, and data services in competition with the incumbent MSO in Kansas City. He is also past President of USLink, a Minnesota-based CLEC offering local, long distance, and Internet services to business and residential customers. He held a variety of leadership positions in over 10 years with TDS TELECOM in the areas of business development, from1995 to1996 initiating TDS TELECOM’s foray into the competitive telecommunications business, as well as regulatory affairs and inter-company settlements from 1989 to 1995. Mr. Roddy’s prior experience also includes positions with Contel Corporation and Fidelity Investments.

Andrew M. Sivell has served as Vice President of Network Operations since June 2003. From May 1998 to June 2003, Mr. Sivell served as our Director of Network Operations. Mr. Sivell has extensive experience, having held technical management positions with Interstate Fibernet, Intercel, MCI, Telecom USA and Southern Net. Mr. Sivell has 25 years of experience in the communications industry.

Brad M. Vanacore has served as Vice President of Human Resources since he joined Knology in October 2005. He has worked for the ITC family of companies since 1995 and previously served as the Senior Vice President of Human Resources for ITC Financial Services and PRE Holdings, Inc. Mr. Vanacore was also the Corporate Vice President of Human Resources and Administration at Powertel, Inc., a regional wireless phone service provider from 1995 to 2001.

Chad S. Wachter has served as Vice President since October 1999 and as General Counsel and Secretary since August 1998. From April 1997 to August 1998, Mr. Wachter served as Assistant General Counsel of Powertel, Inc., which was a provider of wireless communications services. From May 1990 until April 1997, Mr. Wachter was an associate and then a partner with Capell, Howard, Knabe & Cobbs, P.A. in Montgomery, Alabama.

Campbell B. Lanier, III has been one of our directors since November 1995 and has served as our Chairman of the Board since September 1998. Since July 2003, Mr. Lanier has served as Chairman and Chief Executive Officer of Magnolia Holding Company, LLC; ITC Holding Company, LLC and its subsidiaries; and PreSolutions, Inc. Magnolia Holding Company, LLC operates a promotional goods business, a transaction processing business and a consulting business. PreSolutions, Inc. is a provider of stored value card services, and a supplier of prepaid telephony and other prepaid products. PreSolutions merged with InComm on May 1, 2006, and Mr. Lanier continues to serve on the board of directors of the combined company, though not as Chairman. Mr. Lanier served as Chairman of the Board and Chief Executive Officer of ITC Holding until May 2003 and served as a director of the company from its inception in May 1989 until its sale to West Corporation on May 9, 2003. In addition, Mr. Lanier was also an officer and director of several former subsidiaries of ITC Holding. In conjunction with the transaction with the West Corporation, the ITC Holding Company name was transferred to an entity owned by Mr. Lanier. Mr. Lanier has served as a Managing Director of South Atlantic Private Equity Fund, IV, Limited Partnership since July 1997.

Alan A. Burgess has been one of our directors since January 1999. From 1967 until his retirement in 1997, Mr. Burgess was a partner with Accenture (formerly Andersen Consulting). Over his 30-year career he held a number of positions with Accenture, including Managing Partner of Regulated Industries from 1974 to 1989. In 1989, he assumed the role of Managing Partner of the Communications Industry Group. In addition, he served on Accenture’s Global Management council and was a member of the Partner Income Committee. Mr. Burgess is a nominee for Class I director.

Donald W. Burton has been one of our directors since January 1996. Since December 1983, he has served as Managing General Partner of South Atlantic Venture Funds. Mr. Burton also has been the General Partner of the Burton partnerships since October 1979. Since January 1981, he has served as President and Chairman of South Atlantic Capital Corporation. He is a Director of BlackRock Cluster A group of mutual funds and several private companies. Mr. Burton also serves as a member of the Investment Advisory Council of the Florida State Board of Administration. Mr. Burton is a nominee for Class II director.

Eugene I. Davis has been one of our directors since November 2002. Mr. Davis is Chairman and Chief Executive Officer of Pirinate Consulting Group, L.L.C., a privately held consulting firm, and of RBX Industries, Inc., a manufacturer and distributor of rubber and plastic products. From May 1999 to June 2001, he served as Chief Executive Officer of SmarTalk Teleservices Corp., an independent provider of prepaid calling cards. Mr. Davis was Chief Operating Officer of Total-Tel Communications, Inc., a long-distance telecommunications provider from October 1998 to March 1999. Mr. Davis currently serves as the chairman of the board of Atlas Air Worldwide Holdings, Inc., Telcove, Inc., for which he serves as a chairman of the claims and settlement committee. Mr. Davis was elected to our board of directors pursuant to our stockholders agreement, which permitted certain holders of the Series D preferred stock to designate a nominee to serve as director for a three-year term.

O. Gene Gabbard has been one of our directors since September 2003. Mr. Gabbard has worked independently as an entrepreneur and consultant since February 1993. From August 1990 to January 1993, Mr. Gabbard served as Executive Vice President and Chief Financial Officer of MCI Communications Corporation. Mr. Gabbard also served from June 1998 to June 2002 on the board of ClearSource, Inc. (now Grande Communications Inc.), a provider of broadband communications services. In January 2005, Mr. Gabbard was appointed to the Board of Directors of COLT Telecom Group PLC. He also is currently on the board of PRE Holding. Mr. Gabbard has served as a Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership since March 1997. Mr. Gabbard previously served on the board of directors of ITC Holding and two of its affiliated publicly traded companies, ITC^DeltaCom, from July 1997 to February 2002, and Powertel, Inc., from 1993 to May 2001.

William H. Scott, III has been one of our directors since November 1995. He served as President of ITC Holding Company from December 1991 and was a director of that company until its sale in May 2003. Mr. Scott is an investor in and director of several private companies. Mr. Scott is a nominee for Class II director.

MEETINGS AND COMMITTEES OF THE BOARD

The board of directors is responsible for oversight of our operations. The board of directors has determined that Messrs. Lanier, Burgess, Burton, Gabbard, Davis, and Scott, who constitute a majority of our directors, are independent as defined in the rules of the Nasdaq Global Market (formerly the Nasdaq National Market). The board of directors has delegated certain of its authority to several board committees to assist in its supervision of our overall affairs. The board of directors met five times in 2006. In addition to meetings of the full board, directors also attended meetings of board committees. All of the directors attended at least 75% of all the meetings of the board of directors and the committees on which they served during fiscal year 2006.

Following the annual meeting, the board of directors will continue to consist of seven directors. The board of directors currently has the following standing committees which meet on a regularly scheduled basis: audit committee, compensation and stock option committee, and nominating committee. The audit committee held eight meetings during 2006, the compensation and stock option committee held four meetings during 2006, and the nominating committee held one meeting during 2006. It is our policy to encourage the members of the board of directors to attend the annual meeting of stockholders. Three members of the board attended the 2006 Annual Meeting of Stockholders.

Audit Committee

General. The audit committee makes recommendations to the board of directors with respect to the selection of independent accountants; the review and scope of audit arrangements; the independent accountants’ suggestions for strengthening internal controls; matters of concern to the committee, the independent accountants, or management relating to our financial statements or other results of the annual audit; the review of internal controls with our financial and accounting staff; the review of the activities and recommendations of our accounting staff; and the review of financial statements and other financial information that we publish.

Audit Committee Report. The audit committee consists of Messrs. Burgess, Davis and Gabbard, each of whom are independent under the rules of the Nasdaq Global Market and the Securities and Exchange Commission, which means that, among other things, these directors are not our officers or employees and are free from any relationship that would interfere with their exercise of independent judgment as members of this committee. The board of directors has determined that one member of the audit committee, Mr. Gabbard, is an audit committee financial expert as defined under the rules of the Securities and Exchange Commission and otherwise financially sophisticated under the rules of the Nasdaq Global Market. We operate under a written charter approved by the board of directors which may be viewed online on our website at www.knology.com.

We review the company’s financial reporting process on behalf of the board of directors. In fulfilling our responsibilities, we reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2006 with management and the independent accountants. Management is responsible for the financial statements and the financial reporting process, including internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.

We discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, Professional Standards. In addition, we received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and have discussed with the independent accountants the accountants’ independence from us and our management.

Based on the reviews and discussions referred to above, we recommended to the board of directors, and the board of directors approved the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Audit Committee

Alan A. Burgess

Eugene I. Davis

O. Gene Gabbard, Chairman

Nominating Committee

General. Our nominating committee is responsible for, among other things, reviewing our board structure, composition, and practices, and making recommendations on these matters to the board, as well as reviewing, soliciting and making recommendations to the board and stockholders with respect to candidates for election to the board. The members of our nominating committee are Messrs. Davis and Scott. Messrs. Davis and Scott are independent under the rules of the Nasdaq Global Market. The nominating committee operates under a written charter adopted by the board of directors which may be viewed online on our website at www.knology.com.

Nomination Process. The nominating committee identifies and presents to the board of directors qualified nominees for nomination to the board and for service on committees of the board. Under its charter, the nominating committee is permitted to engage third-party advisers to aid in identifying board members. The nominating committee is responsible for periodically reviewing the appropriate skills, perspectives, experiences and characteristics required of board members or nominees in the context of the perceived needs of the board at the time. At a minimum, the nominating committee will consider (1) whether a board member or nominee is independent, (2) the number of other boards and committees on which the member/nominee serves, and (3) whether the individual provides the appropriate experience and expertise in light of the other members currently serving on the board and those whose terms are about to expire, and any other factors relating to the ability and willingness of a director/nominee to serve.

Nominations by Stockholders. The nominating committee has a policy to consider suggestions for board membership submitted by stockholders. Our policy requires that the nominating committee evaluate nominees recommended by stockholders in accordance with the guidelines described above and pursuant to its charter. Stockholders may nominate director nominees for consideration by delivering notice to our Secretary at our principal executive offices in accordance with the provisions of our bylaws and the provisions set forth herein under the heading “Other Information—Stockholder Proposals for the 2008 Annual Meeting.” The nominees for directors being voted upon at the 2007 annual meeting are directors standing for re-election.

Compensation and Stock Option Committee

General. The compensation and stock option committee is responsible for determining and making recommendations to the board of directors concerning executive compensation, including base salaries, bonuses (and the basis for bonus awards), stock options and other benefits. The members of the compensation and stock option committee are Donald W. Burton, O. Gene Gabbard and William H. Scott, III, all of whom are independent under the rules of the Nasdaq Global Market. The Committee operates under a written charter adopted by the board of directors, which may be viewed online on our website at www.knology.com. Additional information regarding the compensation and stock option committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussions and Analysis below.

Compensation and Stock Option Committee Report. The compensation and stock option committee of the board of directors hereby furnishes the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The compensation and stock option committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this proxy statement.

Based upon this review and discussions, the compensation and stock option committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, each of which will be filed with the Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

This report is submitted on behalf of the members of the compensation and stock option committee.

Compensation and Stock Option Committee

Donald W. Burton

O. Gene Gabbard

William H. Scott, III, Chairman

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Executive Compensation” is a series of tables containing specific information about the compensation earned or paid in 2006 to the following individuals, whom we refer to as our named executive officers:

•	Rodger L. Johnson, our President Chief Executive Officer

•	M. Todd Holt, our Chief Financial Officer, Vice President of Finance and Administration, Treasurer, and Corporate Controller

•	Bret T. McCants, our Vice President of Operations

•	Michael B. Roddy, our Vice President of Sales and Marketing

•	Chad S. Wachter, our Vice President, General Counsel and Secretary

General Philosophy. We compensate our senior management through a combination of base salary, annual cash bonuses and equity grants designed to be competitive within the marketplace and to align management’s incentives with the long-term interests of our stockholders. We review and compare our compensation levels with other companies having similar annual revenues in technology-related industries that are located in geographic areas that have similar costs of living and availability of executive talent, which we refer to as our peer companies.

We believe that executives’ interests should be aligned with those of our stockholders. Accordingly, a substantial portion of executive compensation is at risk and must be earned through cash bonuses and equity grants of restricted stock and stock options. Attainment of bonus and equity grants is tied to the Company’s performance, thus creating incentive for executives to drive company performance, achieve long term objectives and increase stockholder value.

The objective of our compensation program is to attract, retain and motivate qualified executives who contribute to our financial and operational success which ultimately builds value for our stockholders. We believe that, in order to do this effectively, our compensation program must:

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions and companies with whom we compete for talent;

•	recognize and reward individual initiative and achievement by providing significant upside opportunities for exceptional performance;

•	directly link a significant portion of executive compensation to the company’s achievement of short and long term goals and performance.

•	Closely align our executive’s interests with those of our stockholders by making stock-based incentives a core element of our compensation program.

Role of the Compensation and Stock Option Committee. The compensation and stock option committee assists our board of directors in discharging its responsibilities relating to compensation of our executive officers. The committee sets and approves all compensation paid to our executive officers, including salaries, cash bonuses and equity awards. In accordance with its charter, the compensation and stock option committee reviews the performance and compensation of our chief executive officer and establishes his compensation level on an annual basis. For the remaining executive officers, the compensation and stock option committee reviews their total compensation and approves compensation on an annual basis, after considering the recommendations of the chief executive officer and the vice president of human resources. In the past, executive compensation consultants have reviewed and made recommendations regarding executive compensation.

How We Determine and Assess Executive Compensation. Historically, executive compensation has been established based upon data obtained from cable and telecommunications industry compensation surveys and other surveys which have benchmark information for our peer companies. Other considerations include the geographic location of the executive and compensation rates for similar job responsibilities. The Company’s practice has been to pay conservative base salaries generally at the midpoint of the survey data and place a significant portion of compensation at risk in the form of annual performance-based cash bonuses and equity awards. Periodically, compensation survey data is reviewed and external compensation consultants have been retained to evaluate compensation as compared to corporate practices at similar companies.

Elements of our Compensation Program

Our compensation program consists of the following elements: base salaries, annual cash bonuses and annual long-term equity incentive awards.

Base Salaries. We provide base salaries to our executive officers as compensation for day-to-day responsibilities and sustained performance. Base salaries for our executive officers are determined by evaluating the responsibilities of the position, the experience of the individual, and by reference to the competitive marketplace for managerial talent, including a comparison of base salaries for similar positions at comparable companies. In 2006, the increases for our named executive officers ranged from two to seven percent with the exception of our chief financial officer and our general counsel who received larger increases since their salaries were below the median salary for similarly situated executives at peer companies.

Annual Cash Incentive Bonuses. Annual bonuses are determined by evaluating the competitive marketplace for total cash compensation at peer companies, our performance as compared to key performance measurements and the responsibilities assumed by the executive. While we generally set salaries conservatively at the mid point of our peer companies, we believe it is appropriate to set incentive bonus targets higher than average for our peer companies, based on our philosophy that a significant portion of executive compensation should be performance-based and “at risk.” In general, we design our annual incentive compensation to reward executives based on the Company’s achievement of pre-established performance goals relating to performance criteria which are viewed as important drivers of the company’s success.

The target performance goals are growth oriented and are derived from our business plan and the guidance communicated to the financial markets. For 2006, annual cash incentive bonus opportunities for our executive officers were based on achieving pre-established performance goals relating to EBITDA growth (weighted 35%), residential customer growth (weighted 25%) and revenue growth (weighted 25%). The remaining goal was weighted at 15% and was based on individual operational objectives viewed as being within the executive officer’s control. We set the 2006 performance goals at levels that are intended to recognize and reward improved performance and better than average growth within our competitive industry. For 2006, our chief executive officer had a target cash bonus opportunity equal to 71% of his base salary. The other named executive officers had a target cash bonus opportunity of 40% of their base salaries. Payouts under the plan begin when 80% of the growth performance target has been met. There is no cap or maximum payout for the cash bonuses. For example, if 120% of the growth target was achieved, the executives would be paid 120% of their target cash bonus.

In 2006, the Company’s overall achievement of the stated performance goals exceeded the target ranges. Individual annual cash incentive bonuses were determined based on the Company’s achievement of the performance goals plus the individual’s achievement of the specific operational objectives. The 2006 annual incentive bonus awards made to our executive officers are reflected in the Summary Compensation Table on page 13 of the proxy statement.

For 2007, we have eliminated the personal operational objective, increased the weighting of the EBITDA goal to 40% and established a performance measurement for business customer growth, which is weighted at 10%. The cash bonus opportunities for our named executive officers remain the same in 2007, except the targets for our Senior Vice President of Operations and our Chief Financial Officer have increased to 45% of their base salaries.

Equity Compensation. Historically, the primary form of equity compensation that we awarded to our executive officers consisted of stock options. We granted stock options because of previously favorable accounting treatment of stock options and the near universal expectation by employees in our industry that they would receive stock options. However, with the adoption of Statement of Financial Accounting Standards No. 123(R) in 2006, we are required to recognize expense associated with the grant of stock options on a basis similar to other types of equity awards. As a result, we assessed the desirability of granting other types of equity awards, particularly shares of restricted stock, to our executive officers, and concluded that a mix of stock options and restricted stock would provide the most appropriate combination of incentive for short and long term performance and retention value to our executive officers.

The compensation and stock option committee recognizes the value of equity awards to retain key executive talent and keep executives motivated to meet the company’s long-term goals. The compensation and stock option committee has identified an annual target level of equity compensation for executives that it believes appropriate to retain and motivate executives. The ability to earn annual equity incentive awards is based on the same performance criteria as our annual cash bonus plan. The equity component of the plan was approved by the compensation and stock option committee during the first quarter of 2006. The annual equity grants were awarded in January 2007. The target number of shares will increase or decrease based upon the blended Company or division performance as compared to the performance measurements. For example, 85% performance will result in the grant of 85% of the target number of shares. The minimum number of shares granted, if any, will be 80% of the target and the maximum number of shares granted will be 120% of the target. The strike price for stock options will be determined by the closing price of the Company’s common stock on the day that options are awarded by the compensation and stock option committee. Stock options will vest 25% per year, unless otherwise stipulated by the Board or compensation and stock option committee. Restricted stock awarded in 2006 vested 50% at the date of grant and the remaining portions will vest 25% on each of the two anniversaries following the date of grant.

The regular annual award of equity is usually made at the first compensation and stock option committee meeting of the year. In the past, the committee has occasionally granted additional equity awards, generally at the committee meeting following the quarterly release of financial results. The Company does not otherwise have a program, plan or practice of timing equity grants with the release of material non-public information.

Retirement Plans. The Company maintains a 401(k) plan pursuant to which the Company matches employee contributions at 50% up to a maximum employee contribution of 8%, subject to the regulatory contribution limits and discrimination testing requirements.

Perquisites and Other Benefits. We generally do not provide special perquisites to our executive officers. We permit our chief executive officer to use the company’s fractionally-owned corporate jet for personal use. This use is typically limited to situations that promote his availability and efficiency with respect to his job responsibilities. As reflected in the Summary Compensation Table, the cost to the Company of these benefits aggregated $12,883 in 2006 for the chief executive officer.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance and life insurance.

Tax and Accounting Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the stock option and compensation committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to us with the benefit/value to the executive.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our named executive officers. It is the stock option and compensation committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. All compensation paid to our executive officers in 2006 was fully deductible by the Company except for $76,404 for the chief executive officer.

With the adoption of SFAS No. 123(R), we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning compensation paid or accrued by us for services rendered in all capacities for our chief executive officer, our chief financial officer and our next three most highly compensated executive officers as of December 31, 2006 (collectively, the named executive officers) for 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Rodger L. Johnson, President, Chief Executive Officer and Director	2006	420,487	195,880	156,839	423,775	25,197	1,222,178

M. Todd Holt, Chief Financial Officer, Vice President of Finance and Administration, Treasurer, and Corporate Controller	2006	179,966	39,813	46,871	104,533	7,075	378,258

Bret T. McCants, Vice President of Operations	2006	207,308	48,997	35,704	117,768	7,687	417,464

Michael B. Roddy, Vice President of Sales and Marketing	2006	183,517	44,394	34,301	103,395	7,609	373,216

Chad S. Wachter, Vice President, General Counsel and Secretary	2006	178,985	40,450	26,249	103,243	5,677	354,604

(1)

Reflects the proportionate amount of the total fair value of stock and option awards granted under the Company’s 2002 and 2006 Incentive Plans that are recognized by the Company as an expense for financial statement reporting purposes for the fiscal year ended December 31, 2006, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair value of the awards was determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as FAS 123R). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table beginning on page 14 of this proxy statement, as well as awards granted in 2004 and 2005 for which we continued to recognize expense in 2006. The grant date fair value of the stock awards are based on the fair market value of the underlying shares on the date of grant. The assumptions used in the calculation of the grant date fair values of the option awards are included in Note 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007.

(2)

Reflects the value of cash compensation earned pursuant to our annual bonus program. For information regarding our annual bonus program, see the discussion in the Compensation Discussions and Analysis on page 11 of this proxy statement.

(3)

For each named executive officer, amounts include the dollar value of premiums on term life insurance and employer matching contributions to our 401(k) plan. Additionally for Mr. Johnson, the amount includes the dollar value of the incremental cost to the Company for his personal use of the Company’s investment in a corporate jet totaling $12,883.

2006 Grants of Plan Based Awards Table

The following table sets forth the plan-based grants made to our named executive officers during the fiscal year ended December 31, 2006.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
Rodger L. Johnson		241,031	301,289
	1/26/2006				72,604			268,635
	2/27/2006					52,150	5.08	109,473
	5/2/2006					80,000	7.94	265,296

M. Todd Holt		59,648	74,560
	1/26/2006				14,757			54,601
	5/2/2006					60,000	7.94	198,972

Bret T. McCants		67,200	84,000
	1/26/2006				18,161			67,196
	2/27/2006					7,045	5.08	14,789
	5/2/2006					60,000	7.94	198,972

Michael B. Roddy		58,999	73,748
	1/26/2006				16,455			60,884
	2/27/2006					5,303	5.08	11,132
	5/2/2006					30,000	7.94	99,486

Chad S. Wachter		58,912	73,640
	1/26/2006				14,993			55,474
	2/27/2006					6,415	5.08	13,466
	5/2/2006					40,000	7.94	132,648

(1)

Reflects threshold and target payout levels under our 2006 annual bonus program. There is no maximum payout under the program. For more information, please see the description of our annual bonus program contained in the Compensation Discussion and Analysis on page 11 of this proxy statement. In each case, the actual amount earned by each named executive officer in 2006 is reported under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Reflects restricted stock granted under the Knology, Inc. 2006 Long-Term Incentive Plan and vest 50% on the date of grant and 25% on each of the two anniversaries following the date of grant.
(3)

Stock options granted on 2/27/06 were granted under the Knology, Inc. 2002 Long-Term Incentive Plan and vest 50% on the date of grant and 25% on each of the two anniversaries following the date of grant. Stock options granted on 5/2/06 were granted under the Knology, Inc. 2006 Long-Term Incentive Plan and vest 25% on each of the four anniversaries of the following the date of grant.

(4)	Reflects the grant date fair value of the awards determined in accordance with FAS 123R.

Outstanding Equity Awards At 2006 Fiscal Year-End

The table below shows outstanding equity awards held by our named executive officers for fiscal year ended December 31, 2006.

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Name	Exercisable	Unexercisable
Rodger L. Johnson	38,000	0			6.87	(2)	8/4/2009
	1,943	0			6.87	(2)	5/5/2010
	1,295	0			6.87	(2)	8/2/2010
	32,925	0			6.87	(2)	5/16/2011
	6,834	0			6.87	(2)	5/18/2011
	8,080	0			6.87	(2)	4/24/2012
	12,554	0			6.87	(2)	12/31/2012
	11,683	1,669	(3)		6.87	(2)	4/29/2013
	23,361	0			6.87	(2)	5/7/2014
	258,670	0			1.70		5/3/2015
	20,444	40,886	(4)		1.70		5/3/2015
	20,590	61,769	(5)		1.70		5/3/2015
	35,121	11,706	(6)		1.90		6/23/2015
	32,976	10,992	(7)		2.41		8/4/2015
	34,635	11,544	(8)		1.98		11/8/2015
	26,076	26,074	(9)		5.08		2/27/2016
	0	80,000	(10)		7.94		5/2/2016
								36,302	(12)	386,253

M. Todd Holt	9,560	0			1.70		5/3/2015
	5,980	11,960	(4)		1.70		5/3/2015
	769	2,307	(5)		1.70		5/3/2015
	2,679	892	(6)		1.90		6/23/2015
	2,515	838	(7)		2.41		8/4/2015
	5,625	16,875	(11)		2.17		8/30/2015
	3,963	1,320	(8)		1.98		11/8/2015
	0	60,000	(10)		7.94		5/2/2016
								7,378	(12)	78,502

Bret T. McCants	35,968	0			1.70		5/3/2015
	3,011	6,021	(4)		1.70		5/3/2015
	1,828	5,481	(5)		1.70		5/3/2015
	4,744	1,581	(6)		1.90		6/23/3015
	4,455	1,484	(7)		2.41		8/4/2015
	4,679	1,559	(8)		1.98		11/8/2015
	3,523	3,522	(9)		5.08		2/27/2016
	0	60,000	(10)		7.94		5/2/2016
								9,080	(12)	96,611

Michael B. Roddy	77,200	0			9.00		1/12/2014
	0	6,666	(4)		1.70		5/3/2015
	0	5,343	(5)		1.70		5/3/2015
	1,187	1,187	(6)		1.90		6/23/2015
	1,118	1,117	(7)		2.41		8/4/2015
	1,174	1,174	(8)		1.98		11/8/2015
	0	2,651	(9)		5.08		2/27/2016
	0	30,000	(10)		7.94		5/2/2106
								8,227	(12)	87,535

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Name	Exercisable	Unexercisable
Chad S. Wachter	725	0			6.87	(2)	5/16/2011
	987	0			6.87	(2)	5/18/2011
	127	0			6.87	(2)	4/24/2012
	1,173	0			6.87	(2)	12/31/2012
	394	0			6.87	(2)	5/7/2014
	31,958	0			1.70		5/3/2015
	2,681	5,361	(4)		1.70		5/3/2015
	1,237	3,710	(5)		1.70		5/3/2015
	4,320	1,440	(6)		1.90		6/23/2015
	4,057	1,352	(7)		2.41		8/4/2015
	4,260	1,420	(8)		1.98		11/8/2015
	3,208	3,207	(9)		5.08		2/27/2016
	0	40,000	(10)		7.94		5/2/2016
								7,496	(12)	79,757

(1)	Reflects the value as calculated based on the closing price of the company’s common stock on the last trading day in 2006, December 29, 2006 ($10.64).
(2)

Options were granted on May 7, 2004, in connection with an option repricing pursuant to which the Company’s board of directors cancelled outstanding stock options that were underwater and replaced them with new options having an exercise price equal to $6.87, the fair market value of the Company’s common stock on May 7, 2004.

(3)	Options granted 5/7/2004 and remaining unvested options vest 834 on 1/29/07 and 835 on 4/29/07.
(4)	Options granted 5/3/2005 and vest in one-third increments on each of the first three anniversaries of the grant date.
(5)	Options granted 5/3/2005 and vest in one-quarter increments on each of the first four anniversaries of the grant date.
(6)	Options granted 6/23/2005 and vest one-half on grant date and in one-quarter increments on each of the first two anniversaries of the grant date.
(7)	Options granted 8/4/2005 and vest one-half on grant date and in one-quarter increments on each of the first two anniversaries of the grant date.
(8)	Options granted 11/8/2005 and vest one-half on grant date and in one-quarter increments on each of the first two anniversaries of the grant date.
(9)	Options granted 2/27/2006 and vest one-half on grant date and in one-quarter increments on each of the first two anniversaries of the grant date.
(10)	Options granted 5/2/2006 and vest in one-quarter increments on each of the first four anniversaries of the grant date.
(11)	Options granted 8/30/2005 and vest in one-quarter increments on each of the first four anniversaries of the grant date.
(12)	Restricted shares vest one-half on grant date and in one-quarter increments on each of the first two anniversaries of the grant date.

2006 Option Exercises and Stock Vested

The following table sets forth options exercised by and stock awards vested for our named executive officers during the fiscal year ended December 31, 2006.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Rodger L. Johnson	0	0	36,302	134,317
M. Todd Holt	0	0	7,379	27,302
Bret T. McCants	0	0	9,081	33,600
Michael B. Roddy	14,728	111,589	8,228	30,444
Chad S. Wachter	0	0	7,497	27,739

(1)	Reflects the value as calculated by the difference between the market price of our common stock on the date of exercise and the exercise price of the stock options.
(2)	Value realized represents the fair market value of the underlying shares on the vesting date ($3.70) times the number of shares vested.

Potential Payments upon Termination or Change in Control

The following discussion summarizes the compensation and benefits payable to the named executive officers in the event of a termination of employment under various circumstances, assuming that a termination of employment had occurred on December 31, 2006. The Company does not have employment agreements or other individual arrangements with the named executive officers that provide for specific benefits upon a termination of employment. In general, upon termination of employment, the named executive officers would receive compensation and benefits for which he has already vested. This would include accrued but unpaid salary, accrued and unused vacation pay, and any balance under the 401(k) plan. Also, in the event of a change in control of the Company, or if a named executive officer’s employment terminates by reason of death, disability, or retirement, all of his outstanding options will become fully vested and exercisable and all restrictions on his shares of restricted stock will lapse. Assuming that a change in control had occurred on December 31, 2006, or that a named executive officer’s employment had terminated as of December 31, 2006 by reason of death, disability, or retirement, the value of accelerated options and restricted stock would have been: for Johnson, $1,963,998; for Holt, $537,104; for McCants, $420,554: for Roddy, $320,369; and for Wachter, $322,693. For options, these values reflect the excess of the fair market of the underlying shares as of December 31, 2006 over the exercise price of the unvested options. For restricted stock, these values reflect the fair market value of the stock as of December 31, 2006.

Equity Compensation Plan Information

The following table gives information about the common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2006.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	2,692,619	(1)	$3.58	0
	180,452	(2)	$19.98	0
	483,526	(3)	$7.97	1,516,474	(4)

Equity Compensation Plans Not Approved by Stockholders	0		0	0
Total	3,356,597		$5.10	1,516,474

(1)	Options to purchase common stock granted pursuant to the Knology, Inc. Amended and Restated 2002 Long-Term Incentive Plan.
(2)	Options to purchase common stock granted pursuant to the Knology, Inc. Spin-Off Plan.
(3)	Options to purchase common stock granted pursuant to the Knology, Inc. 2006 Long-Term Incentive Plan.
(4)

Shares reserved for issuance under the 2006 Long-Term Incentive Plan are available for issuance pursuant to the exercise of options or other rights to acquire common stock, or may be granted as awards of restricted stock, performance shares or unrestricted stock.

2006 DIRECTOR COMPENSATION

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Campbell B. Lanier, III	7,000	2,758	9,758
Alan A. Burgess	6,750	2,758	9,508
Donald W. Burton	7,500	2,758	10,258
Eugene I. Davis	31,500	2,758	34,258
O. Gene Gabbard	10,500	2,758	13,258
William H. Scott, III	9,000	2,758	11,758

(1)

Reflects the proportionate amount of the total fair value of option awards made pursuant to the Company’s 2002 and 2006 Incentive Plans that are recognized by the Company as an expense for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The assumptions used in the calculation of these amounts are included in Note 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007. The options were granted on May 2, 2006 at an option price of $7.94, the fair market value of the Company’s common stock on the date of grant.

(2)	The aggregate number of options held by each director as of December 31, 2006 was as follows: Lanier, 23,577; Burgess, 10,380; Burton, 10,380; Davis, 5,000; Gabbard, 28,061; Scott, 18,924.

Director Compensation

Cash Compensation. Non-employee directors receive the following cash compensation:

Annual Retainer	$2,000
Fee Per Board of Directors Meeting:
In Person	1,000
Via Telephone	250
Quarterly fee for Audit and Compensation and Stock Option Committee Meeting Attendance	500

Mr. Davis, who was appointed to the board of directors pursuant to our stockholders agreement, receives a fee of $1,000 for attending each board and committee meeting. In addition, Mr. Davis receives an annual retainer fee of $25,000. All directors are reimbursed for their reasonable out-of-pocket travel expenditures.

Equity Compensation. Non-employee directors of the Company receive stock options pursuant to the Company’s Amended and Restated 2002 Long-Term Incentive Plan and its successor, the 2006 Incentive Plan, upon their election to or continued service on the board of directors. Grants of stock options to directors, and the terms and conditions thereof, are made at the discretion of the compensation and stock option committee. The options granted to non-employee directors in 2006 vest in one-quarter increments on the first four anniversaries of the date of grant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and 10% beneficial owners file reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director, executive officer or 10% beneficial owner and any changes thereafter in their ownership of our equity securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934, as amended. To our knowledge, based solely on a review of the copies of such reports furnished to us during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to directors, executive officers and 10% beneficial owners were complied with by such persons.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the compensation and stock option committee during 2006: William H. Scott, III, Donald W. Burton and O. Gene Gabbard. None of such persons was an officer or employee of Knology during 2006 or at any time in the past. None of our executive officers serves as a member of the board of directors or compensation committee, or similar committee, of any other company that has one or more of its executive officers serving as a member of our board of directors or our compensation committee.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2007 for the following persons:

•	each person known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and officers as a group.

Unless otherwise indicated, the address of each of the named individuals is c/o Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia, 31833.

Name of Beneficial Owner(1)	Number of Common Shares	Percentage Ownership(2)
Bear Stearns Asset Management, Inc.(3)	2,152,086	6.2%
Farallon Capital Management, LLC(4)	2,499,510	7.2%
Gilder, Gagnon, Howe & Co., LLC(5)	4,972,091	14.2%
The Burton Partnerships(6)	3,084,739	8.8%
Alan A. Burgess(7)	25,380	*
Donald W. Burton(6)(8)	3,158,368	9.0%
Eugene I. Davis(9)	12,535	*
O. Gene Gabbard(10)	115,349	*
Rodger L. Johnson(11)	680,134	1.9%
Campbell B. Lanier, III(12)	2,229,108	6.4%
William H. Scott, III(13)	174,623	*
Felix L. Boccucci(14)	51,491	*
Allan H. Goodson(15)	52,430	*
M. Todd Holt(16)	56,933	*
Marcus R. Luke(17)	70,277	*
Bret T. McCants(18)	73,590	*
Richard D. Perkins(19)	51,788	*
Michael B. Roddy(20)	119,705	*
Andrew M. Sivell(21)	66,182	*
Brad M. Vanacore(22)	16,510	*
Chad S. Wachter(23)	90,963	*
All officers and directors as a group (17 persons)	7,045,366	19.5%

*	Less than 1%
(1)

A person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from February 28, 2007. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.

(2)

For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days from February 28, 2007 were deemed to be outstanding in determining the percentage owned by such person, but were not deemed outstanding in determining the percentage owned by any other person.

(3)	The address of Bear Stearns Asset Management Inc. (“Bear Stearns”) is 383 Madison Avenue, New York, NY 10179. Information is based solely on Schedule 13G/A filed with the Securities and Exchange

Commission on February 14, 2007. Bear Stearns has the sole power to vote 744,376 of such shares, the sole power to dispose of 792,538 of such shares and the shared power to vote and dispose of 1,110,000 such shares.

(4)

The address of Farallon Capital Management, LLC is One Maritime Plaza, Suite 1325, San Francisco, California 94111. Information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 16, 2007. The Schedule 13G/A was filed by the following entities and persons: (i) Farallon Capital Partners, L.P. (“FCP”) with respect to the shares held by it; (ii) Farallon Capital Institutional Partners, L.P. (“FCIP”) with respect to the shares held by it; (iii) Farallon Capital Institutional Partners II, L.P. (“FCIP II”) with respect to the shares held by it; (iv) Farallon Capital Institutional Partners III, L.P. (“FCIP III”) with respect to the shares held by it; (v) Tinicum Partners, L.P. (“Tinicum”) with respect to the shares held by it; (vi) Farallon Capital Offshore Investors II, L.P. (“FCOI II” and together with FCP, FCIP, FCIP II, FCIP III and Tinicum are collectively referred to in this footnote as the “Farallon Funds”) with respect to the shares held by it; (vii) Farallon Capital Management, L.L.C. (the “Management Company”) with respect to the shares held by certain accounts managed by the Management Company (the “Managed Accounts”); (viii) Farallon Partners, L.L.C., which is the general partner of each of the Farallon Funds (the “General Partner”), with respect to the shares held by each of the Farallon Funds; (ix) the following persons who are managing members of both the General Partner and the Management Company, with respect to the shares held by the Farallon Funds and the Managed Accounts: Chun R. Ding (“Ding”), William F. Duhamel (“Duhamel”), Charles E. Ellwein (“Ellwein”), Richard B. Fried (“Fried”), Monica R. Landry (“Landry”), Douglas M. (“MacMahon”), William F. Mellin (“Mellin”), Stephen L. Millham (“Millham”), Jason E. Moment (“Moment”), Rajiv A. Patel (“Patel”), Derek C. Schrier (“Schrier”), Thomas F. Steyer (“Steyer”) and Mark C. Wehrly (“Wehrly”). Ding, Duhamel, Ellwein, Fried, Landry, MacMahon, Mellin, Millham, Moment, Patel, Schrier, Steyer and Wehrly are together referred to in this footnote as the “Individual Reporting Persons.” The shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such shares owned by the Farallon Funds. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such shares owned by the Managed Accounts. The Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such shares held by the Farallon Funds and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons disclaim any beneficial ownership of any such shares. The reporting persons making the Schedule 13G/A filing hold an aggregate of 2,499,510 shares. However, beneficial ownership of shares, which includes shares of Common Stock of each reporting person is as follows: (i) FCP is the beneficial owner of 526,361 shares and has the shared power to vote and dispose of such shares, (ii) FCIP is the beneficial owner of 376,014 shares and has the shared power to vote and dispose of such shares, (iii) FCIP-II is the beneficial owner of 39,488 shares and has the shared power to vote and dispose of such shares, (iv) FCIP-III is the beneficial owner of 40,175 shares and has the shared power to vote and dispose of such shares, (v) Tinicum is the beneficial owner of 15,179 shares and has the shared power to vote and dispose of such shares, (vi) FCOI-II is the beneficial owner of 498,547 shares and has the power to vote and dispose of such shares; (vii) Management Company is the beneficial owner of 1,003,746 shares and has the shared power to vote and dispose of such shares, (viii) General Partner is the beneficial owner of 1,495,764 shares and has the shared power to vote and dispose of such shares and (ix) each of the Individual Reporting Persons may be deemed to be the beneficial owner of 2,499,510 shares and has the shared power to vote and dispose of such shares.

(5)

The address of Gilder, Gagnon, Howe & Co. LLC (“Gilder”) is 1775 Broadway, 26th Floor, New York, New York 10019. Inc. Information is based solely on Schedule 13G/A filed with the Securities and Exchange Commission on March 12, 2007. Gilder has sole power to vote 89,365 shares, the shared power to vote none of the shares and the shared power to dispose of all of the shares. The shares reported include 4,272,633 shares held in customer accounts over which partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the shares, 610,093 shares held in accounts owned by the partners of Gilder and their families, and 89,365 shares held in the account of the profit-sharing plan of Gilder.
(6)

The address of the Burton partnerships is 560 Pine Drive, P.O. Box 4643, Jackson WY 83001-4643. Includes 2,313,557 shares of common stock held by The Burton Partnership (QP), Limited Partnership of which Mr. Burton is the sole general partner; and 771,182 shares of common stock held by The Burton Partnership, Limited Partnership of which Mr. Burton is the general partner.

(7)	Includes 5,380 shares of common stock issuable under options.
(8)

The address of Mr. Burton and Snake River Partners is 614 West Bay Street, Tampa, Florida 33606. Includes 2,313,557 shares of common stock held by The Burton Partnership (QP), Limited Partnership of which Mr. Burton is the sole general partner; and 771,182 shares of common stock held by The Burton Partnership, Limited Partnership of which Mr. Burton is the general partner; and 4,442 shares of common stock held by Snake River Partners of which Mr. Burton is a general partner. Also includes 9,908 shares issuable under options.

(9)	The address of Mr. Davis is 5 Canoe Drive, Livingston, New Jersey 07039.
(10)	Includes 25,325 shares of common stock issuable under options.
(11)	Includes 579,893 shares of common stock issuable under options.
(12)

Includes 18,135 shares of common stock held by The Campbell B. Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. Lanier is trustee; 77,285 shares of common stock held by the Lanier Family Foundation, of which Mr. Lanier is co-trustee; and 138,177 shares of common stock held by the Charitable Remainder Education Trust III. Also includes 14,857 shares issuable under options.

(13)

Includes 5,960 shares of common stock held by The Martha J. Scott, Trustee FBO Mary Martha Scott U/A 6/26/91 Trust, of which Mr. Scott’s wife is trustee; 11,602 shares of common stock held by the Melissa H. Lanier 1997 GST Trust, of which Mr. Scott is trustee; 25,050 shares of common stock held by The Campbell B. Lanier, III Charitable Remainder Trust, of which Mr. Scott is trustee; and 388 shares of common stock held by Martha Jernigan Scott. Also includes 12,006 shares issuable under options.

(14)	Includes 38,082 shares of common stock issuable under options and 22 shares of common stock owned by his wife.
(15)	Includes 39,043 shares of common stock issuable under options.
(16)	Includes 31,091 shares of common stock issuable under options.
(17)	Includes 49,707 shares of common stock issuable under options.
(18)	Includes 59,969 shares of common stock issuable under options.
(19)	Includes 39,619 shares of common stock issuable under options.
(20)	Includes 77,200 warrants to purchase common stock and 4,805 shares of common stock issuable under options.
(21)	Includes 43,802 shares of common stock issuable under options.
(22)	Includes 12,251 shares of common stock issuable under options.
(23)	Includes 56,731 shares of common stock issuable under options.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors, executive officers and significant stockholders can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Therefore, as a general matter and in accordance with the Standards of Conduct and Ethics for Employees, Officers and Directors of Knology, Inc., it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, in accordance with the requirements of the Nasdaq Global Market, the Company’s audit committee will review all transactions in which the Company is or will be a participant and the amount involved exceeds $120,000 if a related person has a direct or indirect material interest in such transaction. The audit committee will only approve such related person transactions if the transactions are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee determines in good faith.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The audit committee of our board of directors has selected BDO Seidman, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. Representatives of BDO are expected to be present at the annual meeting, and will have an opportunity to make a statement if they desire to do so and will be available to answer questions from stockholders.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of BDO as our independent registered public accounting firm. However, the board is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of BDO.

The board of directors recommends that you vote FOR the ratification of BDO Seidman, LLP as Knology’s independent registered accounting firm for the fiscal year ending December 31, 2007.

Change in Independent Accountants

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2005. On May 23, 2006, the audit committee of our board of directors dismissed Deloitte as the Company’s independent registered public accounting firm and appointed BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, subject to completion of BDO’s client acceptance procedures. The decision to change independent public registered accounting firms was approved by the audit committee after a review of the Company’s auditing requirements and the costs thereof in light of changes resulting from the Sarbanes-Oxley Act. The audit committee determined to engage BDO to better manage these costs while maintaining high quality service.

Deloitte’s reports on the Company’s financial statements for the fiscal years ended December 31, 2004 and December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the Company’s two fiscal years ended December 31, 2004 and December 31, 2005 and the interim period from January 1, 2006 through May 23, 2006, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference thereto in its reports on the financial statements for such periods. During the Company’s fiscal years ended December 31, 2004 and December 31, 2005 and the interim period from January 1, 2006 through May 23, 2006, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Deloitte with a copy of the above statements and requested that Deloitte furnish it with a letter addressed to the SEC stating whether it agreed with the above statements and, if not, stating the respects in which it did not agree. A copy of Deloitte’s response letter dated May 23, 2006 was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K/A filed with the SEC on May 30, 2006.

The Company has not consulted with BDO during its two most recent fiscal years or during any subsequent interim period prior to its appointment as auditor regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K).

Fees Paid to Independent Accountants

The following table reflects the fees paid or accrued by us for the audit and other services provided by Deloitte for fiscal years 2005 and 2006 until its dismissal and by BDO for fiscal year 2006.

	BDO		Deloitte
	Year ended December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2005	Year ended December 31, 2006
Audit Fees	$0	$326,541	$298,782	$40,474
Audit-Related Fees(1)	0	65,000	39,000	41,250
Tax Fees(2)	0	8,500	26,745	4,170
All Other Fees(3)	0	0	55,000	27,000

Total Fees	$0	$400,041	$419,527	$112,894

(1)	These fees relate primarily to due diligence pertaining to acquisitions, audits of employee benefit plans and accounting consultation for transactions.
(2)	These fees relate to tax compliance, tax advice, tax planning and tax consultation for transactions.
(3)	The fees relate to services for consultations, comfort letters and consents related to SEC registration statements and special transactions.

The audit committee is responsible for appointing, setting compensation and overseeing the work performed by the independent accountants. The audit committee has adopted policies and procedures regarding the pre-approval of all audit and permissible non-audit services provided by the independent accountants. Pre-approval is obtained either in advance of the engagement of the independent accountants or pursuant to a pre-approval policy adopted by the audit committee. Projects are approved at the quarterly meetings of the audit committee. If a project requiring pre-approval arises between meetings, the audit committee has delegated authority to the committee chairman to provide the required pre-approval. However, such pre-approval must be presented to the entire audit committee at its next meeting. All of the services described in the footnotes to the table above were approved by the audit committee pursuant to the audit committee charter and pre-approval policy. The audit committee receives a quarterly schedule of all projects and related billings currently underway with the independent accountants. The audit committee also monitors the Securities and Exchange Commission’s and the Nasdaq Global Market’s requirements and modifies their pre-approval process, policies and procedures as needed.

The audit committee has considered whether the provision of non-audit services by the independent accountants to us is compatible with maintaining auditors’ independence.

OTHER INFORMATION

Stockholder Proposals for the 2008 Annual Meeting

We plan to hold our 2008 annual meeting of stockholders in the second quarter of 2008. Any stockholder desiring to submit a proposal for action at our 2008 annual meeting of stockholders for inclusion in our proxy statement with respect to such meeting, should mail such proposal by certified mail return receipt requested to Knology, Inc., 1241 O.G. Skinner Drive, West Point, GA 31833, Attention: Chad S. Wachter, Vice President and General Counsel. All such proposals must be received by us in writing by December1, 2007.

Our bylaws also require that any stockholder wishing to make one or more proposals for nominations of persons to the board of directors must submit such notice to our Secretary no less than: (1) 60 days prior to a meeting of stockholders to elect such directors, or (2) if less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, 15 days following the day on which such notice of the meeting was mailed or public disclosure was made. Any stockholder desiring to submit a proposal for action at our 2008 annual meeting of stockholders, other than nominations of persons to the board of directors, must submit such notice to our Secretary in writing by February 14, 2008.

In addition, the proxy solicited by the board of directors for the 2008 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with notice of such proposal in writing by February 14, 2008.

Communications to the board of directors, or to individual directors, may be sent to Knology, Inc., 1241 O.G. Skinner Drive, West Point, GA 31833, Attention: Chad S. Wachter, Vice President and General Counsel, to be forwarded as indicated.

Annual Reports and Exhibits

Our Annual Report on Form 10-K is enclosed with this proxy statement. The Annual Report on Form 10-K is not to be considered proxy-soliciting material except to the extent expressly incorporated by reference in this proxy statement.

Upon receipt of a written request, we will furnish to any stockholder without charge a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, without the accompanying exhibits. A list of exhibits is included in the Form 10-K and exhibits are available from us upon the payment to us of the costs of furnishing them. Such written request should be directed to: to Chad S. Wachter, Corporate Secretary, Knology, Inc., 1241 O. G. Skinner Drive, West Point, Georgia 31833.

ANNUAL MEETING OF STOCKHOLDERS OF

KNOLOGY, INC.

May 2, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-OR-

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time on May 1, 2007.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE, PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors to serve for the term indicated and until their successors are duly elected and qualified.

NOMINEES:

`	FOR ALL NOMINEES
`	WITHHOLD AUTHORITY FOR ALL NOMINEES
`	FOR ALL EXCEPT

(See instructions below)

O	Alan A. Burgess, Class I, Term: 2009
O	Donald W, Burton, Class II, Term: 2010
O	William H. Scott, III Class II, Term: 2010

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here ‹

FOR        AGAINST        ABSTAIN

  `                `                       `

2. Ratification of appointment of BDO Seidman, LLP as independent registered accountants for the year ending December 31, 2007:

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The undersigned acknowledges receipt of the notice of the annual meeting of stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting.

RECEIVE FUTURE PROXY MATERIALS VIA THE INTERNET

Registered shareholders can elect to receive Knology, Inc.’s future proxy materials, including the proxy statement, annual report to stockholders and proxy card, via the Internet. To enroll, please go to our transfer agent’s website at www.amstock.com. You will need to enter the company number and your account number as provided above.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held joint, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Internet Delivery of Proxy Materials Available

Registered stockholders can elect to receive Knology, Inc.’s future proxy materials, including the proxy statement, annual report to stockholders and proxy card, via the Internet. To elect this method of delivery, simply follow the instructions on the reverse. Stockholders who make this election will be notified by American Stock Transfer & Trust Company via e-mail when the materials are available. You will not be mailed a printed copy of the materials.

Stockholders who do not elect and consent to Internet delivery will continue to be mailed the printed copy of the proxy statement, annual report to stockholders and proxy card.

KNOLOGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Rodger L. Johnson and M. Todd Holt, or either of them in case the other is unable or unwilling to act, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of Knology, Inc. held of record by the undersigned on March 7, 2007 at the 2007 Annual Meeting of Stockholders to be held on May 2, 2007 or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for all proposals, and in the discretion of the proxy holder on any other matter that may properly come before the meeting and adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)